CUSIP No.	512815-10-1	13G	Page	9	of	9 Pages
EXHIBIT 1
The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this amendment to Schedule 13G is filed on his or its behalf.
Dated: February 14, 2011.

The Reilly Family Limited Partnership
By:	/s/ Kevin P. Reilly, Jr.
	Name:	Kevin P. Reilly, Jr.
	Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.